Exhibit 99.1

Semtech Fourth Quarter Sales up 15 Percent Sequentially

    CAMARILLO, Calif.--(BUSINESS WIRE)--Feb. 24, 2004--Semtech
Corporation (Nasdaq: SMTC):

    --  Earnings Per Share of 16 Cents Exceeds Prior Forecast

    --  7 to 10 Percent Sequential Sales Growth Forecasted for the
        First Quarter

    Semtech Corporation (Nasdaq: SMTC), a leading producer of high performance analog and mixed-signal semiconductors, today announced that net sales for its fourth quarter of fiscal year 2004 increased 15 percent compared to the third quarter. Gross margin, operating income and earnings per share for the quarter all improved ahead of the Company's previous forecast.
    Net sales for the fourth quarter that ended January 25, 2004 were $55.4 million, up 24 percent from $44.5 million in the prior year fourth quarter. Net income for the fourth quarter of fiscal year 2004 was $12.5 million or 16 cents per diluted share. Gross margin was 58.6 percent in the fourth quarter of fiscal year 2004.
    Net sales for all of fiscal year 2004 were $192.1 million and net income was $32.5 million or 42 cents per diluted share. In fiscal year 2003, net sales were $193.0 million and net income was $34.2 million or 44 cents per diluted share. Interest and other income/expense for both years include gains related to the Company's repurchase of convertible subordinated debentures. Fiscal year 2004 includes the expense of calling the remaining outstanding convertible subordinated debentures.
    New orders in the fourth quarter of fiscal year 2004 increased 11 percent compared to the prior quarter. This follows a 23 percent increase in orders in the third quarter over the second quarter. For the full year, new orders were up 19 percent over the prior year.
    The strength in both shipments and orders during the fourth quarter of fiscal year 2004 was driven by Power Management products used in cellular phones, Test and Measurement products sold to automated test equipment (ATE) customers, and Protection products for networking and broadband applications. For all of fiscal year 2004, sales of Portable Power Management products increased 81 percent compared to the prior fiscal year.
    Jason Carlson, Semtech's President and Chief Executive Officer commented, "The 15 percent sequential sales growth in the fourth quarter and outlook for healthy growth in the coming quarter speak for themselves. Semtech's strong position in feature-rich cell phones is being complemented by diversification into other high-end consumer applications, like HDTV, set-top-boxes and digital still cameras. Demand out of the capital goods markets, principally ATE and enterprise-level communications equipment, has also benefited the results."
    New product development and design win data suggests continued strength in cellular phones, notebook computers, communications equipment and other portable devices in the coming year.
    Semtech ended fiscal year 2004 free of long-term debt and with $275.5 million of cash and investments, having added $15.2 million in the fourth quarter. The Company spent $3.0 million on the repurchase of common stock in the last three months of the year. For the year, $79.4 million was used to buy back common stock and convertible subordinated debentures.

    First Quarter Outlook

    Semtech estimates that net sales for the first quarter of fiscal year 2005 will be up 7 to 10 percent over the fourth quarter. Turns orders (orders received and shipped in the same quarter) of approximately 32 percent are required to achieve this forecast. Gross margin and operating income should improve. Earnings in the first quarter are forecasted to be 17 or 18 cents per diluted share.

    About Semtech

    Semtech Corporation is a leading supplier of analog and mixed-signal semiconductors used in a wide range of computer, industrial and communication applications.

    Safe Harbor Provision

    Statements contained in this release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including projections and forecasts for revenue and gross margin, involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include worldwide economic and political conditions, the timing and duration of semiconductor market upturns or downturns, demand for personal computers, cellular phones and automated test equipment, demand for semiconductor devices in general, competitors' actions, relations with strategic customers, supply from key third-party silicon wafer foundries and assembly contractors, manufacturing costs and yields, demand for the Company's products in particular, and risks associated with the businesses of major customers. Other factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company's prospects in general are described in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise forward-looking statements to reflect subsequent events or changed assumptions or circumstances.


                          SEMTECH CORPORATION
                   CONSOLIDATED STATEMENTS OF INCOME
               (In thousands - except per share amounts)

                        Three Months Ended      Twelve Months Ended
                     January 25,  January 26,  January 25, January 26,
                        2004         2003         2004        2003

 Net sales             $55,381     $44,531      $192,079    $192,958
 Cost of sales          22,903      19,514        81,332      83,097
 Gross profit           32,478      25,017       110,747     109,861

 Operating costs and expenses:
 Selling, general and
  administrative         9,762       8,408        37,207      34,426
 Product development and
  engineering            7,536       7,627        30,371      31,336
 One-time costs              -      12,000             -      13,202

 Total operating costs and
  expenses              17,298      28,035        67,578      78,964

 Operating income
  (loss)                15,180      (3,018)       43,169      30,897

 Interest and other (expense)
  income, net            1,305       1,819          (451)     15,187

 Income (loss) before
  taxes                 16,485      (1,199)       42,718      46,084
 Provision (benefit)
  for taxes              3,956      (1,261)       10,252      11,903

 Net income            $12,529         $62       $32,466     $34,181
                      ========    ========     =========   =========

 Earnings per share:
 Basic                   $0.17       $0.00         $0.44       $0.47
 Diluted                 $0.16       $0.00         $0.42       $0.44

 Weighted average number of shares:
 Basic                  73,941      73,056        73,570      73,013
 Diluted                78,736      76,243        77,504      77,789


Notes regarding Consolidated Statements of Income:

1.) In the twelve month period ended January 25, 2004, $1.4 million of previously written-off inventory was sold. In the twelve month period ended January 26, 2003, $1.3 million of previously written-off inventory was sold.

2.) "Interest and other (expense) income, net" includes a $6.8 million charge for the calling of the Company's convertible subordinated notes in the twelve month period ended January 25, 2004.

3.) "Interest and other (expense) income, net" includes a gain on the repurchase of convertible subordinated notes of $2.9 million in the twelve month period ended January 25, 2004 and a gain of $12.7 million in the twelve month period ended January 26, 2003.


                          SEMTECH CORPORATION
                      CONSOLIDATED BALANCE SHEETS
                            (In thousands)

                                         January 25,      January 26,
                                           2004              2003
                                        (Unaudited)
Assets
Current assets:
Cash and cash equivalents                 $96,314         $137,041
Temporary investments                      93,044          273,382
Receivables, less allowances               20,362           17,676
Inventories                                22,166           16,351
Income taxes refundable                     5,796                -
Deferred income taxes                       5,212           11,731
Other current assets                        3,062            2,267
Total current assets                      245,956          458,448
Property, plant and equipment, net         49,578           51,547
Investments, maturities in excess
 of 1 year                                 86,119           78,624
Deferred income taxes                      25,552           27,143
Other assets                                1,268            4,784

Total Assets                             $408,473         $620,546
                                       ===========      ===========

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable                           $8,554           $5,725
Accrued liabilities                        16,894           26,596
Income taxes payable                        1,699            3,593
Deferred revenue                            1,689            1,583
Other current liabilities                      27               39
Total current liabilities                  28,863           37,536
Long-term debt                                  -          241,570
Total Stockholders' equity                379,610          341,440

Total Liabilities and Stockholders'
 Equity                                  $408,473         $620,546
                                       ===========      ==============

    CONTACT: Semtech Corporation
             John Baumann, 805-480-2010